SECOND AMENDMENT

to

MUTUAL FUND SERVICES AGREEMENT

Between

IWBEL BRADY & SUTTMAN MUTUAL FUND TRUST

and

ULTIMUS FUND SOLUTIONS, LLC

This Second Amendment revises the Mutual Fund Services Agreement, dated July IS, 20 l 4, as amended March 13, 2018 (the "Agreement") between Eubel Brady & Suttman Mutual Fund Trust (the "Trust"), and Ultimus Fund Solutions, LLC ("Ultimus"), an Ohio limited liability company (collectively the "Parties").

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

I.	A new Section 2(t) is added:

2(t) provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (''LRMP") which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase

•	Develop and implement the Trust's written LRMP
•	Perform an in-depth evaluation of the adequacy of the investment adviser's written LRMP to ensure compatibility with the Trust's LRMP

Ongoing Services

•	Assist with the preparation of periodic reporting and annual reports to the Board, including collecting and incorporating investment adviser reports
•	Provide data from each Fund's books and records
•	Assist in monitoring of each Fund's highly liquid investment minimum, if applicable, and level of illiquid investments
•	Assist with arranging Board notifications
•	Assist in the preparation of Form N-LIQUID
•	Add the investment adviser's liquidity risk discussion to shareholder reports

2.	The following is added to the Amended Schedule B:

LIQUIDITY RISK MANAGEMENT PROGRAM

The Trust, Fund or investment adviser agrees to pay Ultimus the fees below.

Implementation Fee (billed over 6-month period commencing with initial compliance date	$8,500
Annual Fee	None
Form N-LIQ UID preparation and related Board Notification	$500 per event
Optional ICE Vantage Liquidity Indicator Mode l	Out of Pocket Charges

3.	Except as set forth in this Second Amendment. the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Second Amendment and the Agreement the terms of the Second Amendment will prevail.

The Parties duly executed this Second Amendment as of March 16, 2019.

EUBEL BRADY & SUTTMAN MUTUAL FUND TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Scott E. Lundy	By:	/s/ Kurt B. Krebs

Name:	Scott E. Lundy	Name:	Kurt B. Krebs

Title:	President	Title:	Chief Financial Officer